UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2006 (May 9, 2006)

MID-AMERICA APARTMENT COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

TENNESSEE	1-12762	62-1543819
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6584 Poplar Avenue, Suite 300
Memphis, Tennessee	38138
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (901) 682-6600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On May 9, 2006, Mid-America Apartment Communities, Inc. (the “Company”), and Mid-America Apartments, L.P., the Company's operating partnership (the "Operating Partnership"), entered into an Underwriting Agreement (the “Agreement”) with Raymond James & Associates, Inc. (the “Underwriter”). The Agreement calls for the Company to issue and sell an aggregate of 1,000,000 shares of its Common Stock, par value $0.01 per share (the “Common Stock”), to the Underwriter for $51.713 per share. The Agreement grants the Underwriter the right for 30 days from the date of the Agreement to purchase up to an additional 150,000 shares of Common Stock from the Company to cover over-allotments, if any. The net proceeds to the Company of the offering after deducting underwriting discounts, commissions and estimated offering expenses, and before giving effect to any shares of Common Stock issued and sold pursuant to the Underwriter's over-allotment option, if exercised, will be approximately $51.5 million. The Agreement contains customary representations, warranties and agrements of the Company and the Operating Partnership, conditions to closing, indemnification rights and obligations of the parties and termination provisions.

A copy of the Agreement is set forth on Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference. The above description is qualified in its entirety by reference to the Agreement.

ITEM 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement dated May 9, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MID-AMERICA APARTMENT COMMUNITIES, INC.
Date: May 9, 2006	/s/Simon R.C. Wadsworth
Simon R.C. Wadsworth
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Mid-America Apartment Communities, Inc.

EXHIBIT LIST

Exhibit Number	Description
1.1	Underwriting Agreement dated May 9, 2006